Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

VIP Play, Inc.

(Exact Name of Registrant as Specified in its Charter)

TABLE 1 - NEWLY REGISTERED SECURITIES

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	457(c) and (h)	18,250,000	(2)	$0.34	(3)	$6,205,000	(3)	0.0001381	$856.91
Total Offering Amounts							$6,205,000			$856.91
Total Fee Offsets										$0
Net Fee Due										$856.91

(1)	Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)	Represents the shares of common stock reserved for future issuance under the VIP Play, Inc. 2023 Stock Plan, as Amended and Restated effective October 3, 2025.

(3)	Pursuant to Rule 457(c) and 457(h) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $0.34, which is the average of the final bid and ask prices of shares of the Registrant’s common stock on The OTCQB Venture Market on February 12, 2026.